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                       [DELOITTE & TOUCHE LLP LETTERHEAD]


October 25, 1996



Mr. Gary Cypres
Chief Executive Officer and Chairman of the Board
Central Financial Acceptance Corporation
5480 East Ferguson Drive
Commerce, California 90022

Dear. Mr. Cypres:

This is to confirm that the client-auditor relationship between Central Financial Acceptance Corporation (Commission File No. 001-11815) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ Deloitte & Touche LLP



cc:     Office of the Chief Accountant
        SECPS Letter File
        Securities and Exchange Commission
        Mail Stop 9-5
        450 5th Street, N.W.
        Washington, D.C. 20549

        cc: Louis Caldera,
            Jose de Jesus Legaspi,
            Members of the Audit Committee